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The Board of Directors
United Therapeutics Corporation:

We consent to incorporation by reference in the registration statement (No. 333-93853) on Form S-3 of United Therapeutics Corporation and subsidiaries of our report dated February 25, 2000, relating to the consolidated balance sheets of United Therapeutics Corporation as of December 31, 1999, and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and all related schedules, which report appears in the December 31, 1999, annual report on Form 10-K of United Therapeutics Corporation.

                                                            KPMG LLP

McLean, Virginia
June 19, 2000